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Exhibit 11.  Statement are computation of per share earnings.

                              TORCHMARK CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
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                                                                      Three months ended March 31,
                                                                          2002             2001
                                                                     ------------------------------

Income from continuing operations before extraordinary item           $98,156,000      $99,703,000
     Loss on discontinued operations (less applicable tax benefit)              0       (3,280,000)
                                                                     -------------    -------------

Income before extraordinary item                                       98,156,000       96,423,000
     Loss on redemption of debt (net of applicable tax benefit)            (2,000)         (25,000)
                                                                     -------------    -------------
Net Income                                                            $98,154,000      $96,398,000
                                                                     =============    =============


     Basic weighted average shares and
         common stock equivalents outstanding                         122,407,364      126,184,589
                                                                     =============    =============

     Diluted weighted average shares and
         common stock equivalents outstanding                         122,918,401      126,772,291
                                                                     =============    =============



Basic earnings per share:

Income from continuing operations before extraordinary item                 $0.80            $0.79
     Loss on discontinued operations (less applicable tax benefit)           0.00            (0.03)
                                                                     -------------    -------------

Income before extraordinary item                                             0.80             0.76
     Loss on redemption of debt (net of applicable tax benefit)              0.00             0.00
                                                                     -------------    -------------
Net Income                                                                  $0.80            $0.76
                                                                     =============    =============


Diluted earnings per share:

Income from continuing operations before extraordinary item                 $0.80            $0.79
     Loss on discontinued operations (less applicable tax benefit)           0.00            (0.03)
                                                                     -------------    -------------

Income before extraordinary item                                             0.80             0.76
     Loss on redemption of debt (net of applicable tax benefit)              0.00             0.00
                                                                     -------------    -------------
Net Income                                                                  $0.80            $0.76
                                                                     =============    =============

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           See accompanying Notes to Consolidated Financial Statements